Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN ● 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 ● FACSIMILE: (0)1.56.59.39.38 ● TOQUE J 001

JONESDAY.COM

September 12, 2025

Cellectis S.A.

8, rue de la Croix Jarry

75013 Paris, France

Re:	Registration Statement on Form S-8 filed by Cellectis S.A.

Ladies and Gentlemen:

We are acting as counsel for Cellectis S.A. (the “Company”), a French société anonyme, in connection with the registration of (i) up to 6,017,473 ordinary shares of the Company, par value €0.05 per share, pursuant to the 2025 Stock Option Plan and (ii) up to 6,017,473 ordinary shares of the Company, par value €0.05 per share, pursuant to the 2025 Free Shares Plan, subject to an aggregate maximum amount of 6,017,473 ordinary shares being issued (the “Aggregate Cap”) pursuant to the 2025 Stock Option Plan and the 2025 Free Shares Plan (such shares, subject to the Aggregate Cap, the “Shares”), issuable upon exercise of stock options or upon settlement of free shares which may be granted, or issued, by the board of directors upon delegation of authority from the Company’s shareholders approved on June 26, 2025 (together with the 2025 Stock Option Plan and the 2025 Free Shares Plan, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued pursuant to the Plans have been duly authorized and, when issued in accordance with the Plans and against payment of due consideration therefor, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of the Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of such Shares.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company will take no action inconsistent with the resolutions authorizing the Company to issue the Shares. We have also assumed, for any future awards under the Plans, that (1) the resolutions authorizing the Company to issue the Shares pursuant to the Plans and the applicable award agreements will be in full force and effect on the date of such awards and (2) such future awards will be approved by the Board of Directors of the Company in accordance with applicable law and with the terms of the Plans.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plans under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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